EXHIBIT 4.2

                                                 EXECUTION COPY








                   REVOLVING CREDIT AGREEMENT


                 Dated as of December 15, 1995


                        By and Between



                          LXE INC.

                           AND

                  SUNTRUST BANK, ATLANTA











                    REVOLVING CREDIT AGREEMENT


          THIS REVOLVING CREDIT AGREEMENT, dated as of December 15, 1995, by and between LXE INC., a corporation organized and existing under the laws of the State of Georgia (the "Borrower"), and SUNTRUST BANK, ATLANTA, a Georgia banking corporation, and its successors and assigns (the "Bank").

                    W I T N E S S E T H :

          WHEREAS, the Borrower has requested the Bank to establish a $10,000,000 revolving credit facility to finance working capital, acquisitions, the purchase of its common stock to retire or hold as "treasury stock" and other general corporate purposes of the Borrower; and

          WHEREAS, the Bank is willing to establish the revolving credit facility in the aforesaid amount, subject to the terms and conditions as hereinafter set forth;

          NOW THEREFORE, for and in consideration of the sum of $10.00 in hand paid by the Bank to the Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:


                            ARTICLE I

                           DEFINITIONS

     SECTION 1.01. Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Accounts" shall have the meaning given to such term in UCC Section 9-106.

          "Advance" shall mean any advance of funds by the Bank to the Borrower under this Agreement, which shall be either a Base Rate Advance or a LIBOR Advance.

          "Affiliate" shall mean, with respect to any Person (the "Specified Person"), a Person other than the Specified Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, the Specified Person, other than a Subsidiary of the Specified Person. For purposes of this definition, the term "control" when used with respect to any Specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Specified Person, whether through the ownership of voting securities, by contract or otherwise.

          "Agreement" shall mean this Revolving Credit Agreement, either as originally executed or as it may be from time to time supplemented, amended, renewed or extended.

          "Applicable Margin" shall mean, with respect to a LIBOR
Advance or a Base Rate Advance, the percentage per annum determined by reference to the ratio of Consolidated Funded Debt to Consolidated EBITDA in effect at such time, as set forth below:

          Consolidated Funded
          Debt/Consolidated EBITDA      LIBOR     Base
          Ratio                         Advances  Rate Advances

greater than or equal to 2.5 to 1.0     2.50%          0.00%

greater than 1.0 to 1.0 but
less than 2.5 to 1.0                    2.00%          0.00%

less than or equal to 1.0 to 1.0        1.50%          -0.50%

The Bank shall determine the "Applicable Margin" on a quarterly basis by calculating the ratio of Consolidated Funded Debt to Consolidated EBITDA promptly after receipt of the financial statements required to be delivered by the Borrower pursuant to
Section 5.02(a) or (b) hereof, as applicable. Any adjustment to the Applicable Margin shall be effective as of the first day of the fiscal quarter immediately following the fiscal quarter during which the quarterly (or annual) financial statements are required to be delivered to the Bank; provided, that for the purpose of determining the effective date of any change in the Applicable Margin and notwithstanding the provisions of Section 5.02(a) hereof, the annual financial statements shall be deemed to be delivered on the last day of the fiscal quarter immediately following any fiscal year-end. Notwithstanding the foregoing, for the period from the date of this Agreement to December 31, 1995, the Applicable Margin for LIBOR Advances shall equal 1.50% and the Applicable Margin for Base Rate Advances shall equal -0.50%. Thereafter, the Applicable Margin shall be adjusted from time to time as set forth above.

          "Bankruptcy Code" shall mean the Bankruptcy Code of
1978, as amended, 11 U.S.C.   101 et. seq.

          "Base Rate" shall mean the higher of (i) the Prime Rate and (ii) the Federal Funds Rate plus 0.50% per annum.

          "Base Rate Advance" shall mean any Advance hereunder that bears interest at the Base Rate.

          "Business Day" shall mean, with respect to a LIBOR Advance, any day other than a Saturday, Sunday or a day on which commercial banks are required or authorized to close for domestic or international business, including dealings in Dollar deposits, in Atlanta, Georgia or London, England and with respect to all other matters, any day other than a Saturday, Sunday or a day on which commercial banks are required or authorized to close in Atlanta, Georgia.

          "Capital Lease Obligation", shall mean, with respect to any Person, all payments and other obligations of such Person as lessee under any leases which are required or permitted to be capitalized on a balance sheet of such Person in accordance with GAAP.

          "Closing Date" shall mean the date that all conditions pursuant to Sections 3.01 and 3.02 hereof have been satisfied.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

          "Commitment" shall have the meaning set forth in
Section 2.01 (a) hereof, as such amount may be reduced pursuant to Section 2.07 hereof.

          "Commitment Fee" shall have the meaning set forth in
Section 2.09 hereof.

          "Commitment Termination Date" shall mean the earlier of: (a) the later of that date on which (i)the Initial Term or
(ii) any Renewal Term has terminated pursuant to Section 2.01(c) hereof or (b) the date on which the Commitment has been fully terminated pursuant to Section 8.02 hereof.

          "Consolidated Capitalization" shall mean, for the Borrower and its Subsidiaries as of any date of determination, the sum of (i) Consolidated Funded Debt and (ii) Consolidated
Net Worth.

          "Consolidated EBIT" shall mean for any period an amount equal to the sum of (a) Consolidated Net Income plus (b) to the extent deducted in determining Consolidated Net Income, (i) Consolidated Tax Expense and (ii) Consolidated Interest Expense.

          "Consolidated EBITDA" shall mean for any fiscal quarter an amount equal to the sum for such fiscal quarter and the immediately preceding three fiscal quarters of (a) Consolidated
Net Income, plus (b) to the extent deducted in determining
Consolidated Net Income, (i) Consolidated Tax Expense, (ii)
Consolidated Interest Expense and (iii) depreciation, amortization and other non-cash charges determined on a consolidated basis in accordance with GAAP.

          "Consolidated Funded Debt" shall mean for any period the Funded Debt of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

          "Consolidated Interest Expense" shall mean for any period all interest expense (including all amortization of debt discount and expenses and reported interest) on all Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

          "Consolidated Net Income" shall mean for any period the net income (or loss), after deducting all operating expenses, provisions for taxes and reserves (including reserves for deferred income taxes) and all other proper deductions, of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, excluding (i) extraordinary items, (ii) any equity interest of the Borrower in the unremitted earnings of any corporation not a Subsidiary and (iii) the income (or loss) of any Person accrued prior to the date such Person becomes a Subsidiary or is merged with the Borrower or any of its Subsidiaries or such Person's assets are acquired by the Borrower or any of its Subsidiaries.

          "Consolidated Net Worth" shall mean for any period the sum of capital stock (including any preferred stock but excluding treasury stock and capital stock subscribed but unissued) and surplus (including earned surplus, capital surplus and the balance of the current profit and loss account not transferred to surplus) accounts of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

          "Consolidated Tax Expense" shall mean for any period the income tax expense deducted in calculating Consolidated Net
Income of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

          "Default" shall mean any event that, with notice or lapse of time or both, would constitute an Event of Default.

          "Default Rate" shall have the meaning set forth in
Section 2.16 hereof.

          "    Dollar" and the sign "$" shall mean lawful money
of the United States of America.

          "ELMG" shall mean Electromagnetic Sciences, Inc., a
Georgia corporation and the parent company of the Borrower.

          "ELMG Agreement" shall mean the Amended and Restated
Loan Agreement dated as of the date hereof between ELMG and the Bank.

          "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "ERISA Affiliate" shall mean, as of any date, any trade or business (whether or not incorporated) which together with the Borrower is treated as a single employer under Section 414(b),
(c), (m) or (o) of the Code.

          "Event of Default" shall have the meaning set forth in
Section 8.01 hereof.

          "Federal Funds Rate" shall mean, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Bank on such day on such transactions.

          "Funded Debt" shall mean, with respect to any Person, all Indebtedness of such Person of the types listed in clauses
(i), (ii), and (iv) of the definition of Indebtedness.

          "GAAP" shall mean Generally Accepted Accounting Principles consistently applied and maintained throughout the period indicated and consistent with the prior financial practice of the Borrower and any predecessor, as reflected in the financial statements previously furnished to the Bank pursuant to
Section 4.07 hereof and the financial statements to be provided to the Bank pursuant to Section 5.02 hereof; provided, that if the Borrower notifies the Bank that the Borrower wishes to amend any of the covenants set forth in Article VI hereof to eliminate the effect of any change in GAAP mandated by the Financial Accounting Standards Board or similar accounting authority of comparable standing or shall be recommended by the Borrower's independent public accountants on the operation of such covenant(s), then the Borrower's compliance with such covenant(s) shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until such covenant(s) are amended in a manner satisfactory to the Borrower and the Bank.

          "Indebtedness" shall mean, with respect to any Person as of any date of determination and without duplication, (i) all obligations for money borrowed (whether on a senior or subordinated basis) or evidenced by bonds, debentures, notes or other similar instruments of such Person; (ii) all obligations of such Person for the deferred purchase price of property or services other than trade payables incurred in the ordinary course of business and not overdue by more than ninety (90) days;
(iii) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or sale of such property); (iv) all Capital Lease Obligations of such Person; (v) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock of or other ownership or profit interest in such Person or any other Person or any warrants, rights or options to acquire such capital stock; (vi) all obligations of other Persons (other than a Subsidiary of such Person) which such Person has guaranteed, directly or indirectly, contingent or otherwise (including by the issuance of a letter of credit or similar instrument for the account of such Person) and the obligation of such Person to purchase or otherwise acquire, or otherwise insure any creditor against loss in respect of, indebtedness of any other Person referred to in clauses (i) through (v) above, or with respect to all obligations of such Person consisting of recourse liability with respect to accounts receivable sold or otherwise disposed of by such Person; (vii) Indebtedness of others secured by any Lien upon Property owned by such Person, whether or not assumed; (viii) all obligations of such Person under letters of credit on which it is the account party; (ix) all obligations of such Person under "synthetic leases" or similar types of transactions; and (x)all obligations of such Person under interest rate protection agreements, foreign currency exchange agreements or other interest rate or foreign exchange hedging arrangements.

          "Initial Term" shall have the meaning set forth in
Section 2.01(c) hereof.

          "Interest Period" shall mean, with respect to any LIBOR Advance, a period of 1, 2, 3 or 6 months, as the Borrower may elect as provided in this Agreement; provided, that (i) the first day of an Interest Period must be a Business Day, (ii) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in the next calendar month, in which case the Interest Period shall end on the next preceding Business Day, (iii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of an Interest Period) shall end on the last Business Day of a calendar month and (iv) no Interest Period with respect to any LIBOR Advance shall extend beyond the Commitment Termination Date.

          "Inventory" shall have the meaning given to such term in UCC Section 9-109(4).

          "Investment" shall mean, when used with respect to any Person, any direct or indirect advance, loan or other extension of credit (other than the creation of receivables in the ordinary course of business) or capital contribution by such Person (by means of transfers of property to others or payments for property or services for the account or use of others or otherwise) to any Person, or any direct or indirect purchase or other acquisition by such Person of, or of a beneficial interest in, capital stock, partnership interests, bonds, notes, debentures warrants, options or other securities issued by any other Person.

          "LIBOR" shall mean with respect to any Interest Period for any LIBOR Advance the rate per annum equal to the quotient of (i) the offered rate for deposits in Dollars of amounts equal or comparable to the principal amount of such LIBOR Advance offered for a term comparable to such Interest Period, which rate appears on the Telerate Page 3750 as of 11:00 A.M. (London, England) time, two (2) Business Days prior to the first day of such Interest Period; provided, that if no such offered rates appear on such page, the rate used for such Interest Period will be the arithmetic average (rounded upward, if necessary, to the next higher l/16th of 1%) of rates offered to the Bank by not less than two major banks in London, England at approximately 10:00 A.M. (Atlanta, Georgia time), two (2) Business Days prior to the first day of such Interest Period for deposits in Dollars in the London interbank market for a period comparable to such Interest Period in an amount comparable to the principal amount of such LIBOR Advance, divided by a number equal to 1.00 minus the Reserve Percentage. The rate so determined in accordance herewith shall be rounded upwards to the nearest multiple of l/l00th of 1%. "Telerate Page 3750" shall mean the display designated as "Page 3750" on the Telerate Service (or such other page as may replace Page 3750 on that service or another service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rate for Dollars).

          "LIBOR Advance" shall mean any Advance hereunder which bears interest based on LIBOR.

          "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any written agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.)

          "Loan Documents" shall mean and include, as the context requires, this Agreement, the Revolving Credit Note, the Security Agreement (when executed and delivered by the Borrower pursuant to Section 5.14 hereof), the Subordination Agreement, the Subsidiary Guaranty (when executed and delivered by any Subsidiary Guarantor pursuant to Section 7.04 hereof) and any and all other instruments, agreements, documents and writings contemplated hereby or executed in connection herewith.

          "Material Adverse Effect" shall mean a material adverse effect on (a) the properties, operations, business, condition (financial or otherwise) or prospects of the Borrower or (b) the validity of this Agreement or any other Loan Document or the Borrower's ability to pay the Revolving Credit Note or to perform its obligations under this Agreement and the other Loan Documents.

          "Material Subsidiary" shall mean any Subsidiary of the Borrower in which the Borrower's Investment equals on any date of determination at least 10% of the Borrower's Consolidated Net
Worth.

          "Multiemployer Plan" shall mean a "multiemployer plan" as defined in section 4001(a)(3) of ERISA.

          "Officer's Certificate" shall mean a certificate, signed by an authorized executive officer of the Borrower, in form reasonably satisfactory to the Bank for the purpose(s) thereof.

          "Notice of Borrowing" shall have the meaning set forth in Section 2.03 hereof.

          "PBGC" shall mean the Pension Benefit Guaranty
Corporation and any successor thereto.

          "Person" shall mean an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture or other entity, or a government or political subdivision or agency thereof.
          "Plan" shall mean any "employee benefit plan" as defined in Section 3(3) of ERISA maintained by or on behalf of the Borrower or any ERISA Affiliate, including, but not limited to, any defined benefit pension plan, profit sharing plan, money purchase pension plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, Multiemployer Plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits.

          "Prime Rate" shall mean the per annum rate of interest designated from time to time by the Bank to be its prime rate, with any change in the rate of interest resulting from a change in the Prime Rate to be effective as of the opening of business of the Bank on the day of such change. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Bank may make commercial loans and any other loans at rates of interest at, above or below the Prime Rate.

          "Proceeds" shall have the meaning given to such term in UCC Section 9-306(1).

          "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

          "Renewal Term" shall have the meaning set forth in
Section 2.01(c) hereof.

          "Reserve Percentage" shall mean, for any day, the stated maximum rate (expressed as a decimal) of all reserves required to be maintained with respect to liabilities or assets consisting of or including "eurocurrency liabilities", as prescribed by Regulation D of the Board of Governors of the Federal Reserve System (or by any other governmental body having jurisdiction with respect thereto), including without limitation any basic, marginal, emergency, supplemental, special, transitional or other reserves, the rate so determined to be rounded upward to the nearest whole multiple of 1/100 of 1%.

          "Revolving Credit Note" shall mean a promissory note of the Borrower payable to the order of the Bank, in substantially the form of Exhibit A attached hereto, evidencing the original principal amount of the Commitment, either as originally executed or as it may be from time to time supplemented, modified, amended, renewed or extended.

          "Security Agreement" shall mean that certain security agreement between the Borrower and the Bank which grants a first priority perfected Lien in all Accounts and Inventory of the Borrower, whether now owned or hereafter created, and all Proceeds thereof, substantially in the form of Exhibit B attached hereto.

          "Solvent" shall mean, as to any Person, such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person's liabilities (including contingent liabilities), (ii) is able to pay all of its liabilities as such liabilities mature and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

          "Subordination Agreement" shall mean the agreement dated the date hereof among the Borrower, the Bank and ELMG, which subordinates the Indebtedness of the Borrower owed to ELMG to the Indebtedness of the Borrower under this Agreement in form and content satisfactory to the Bank.

          "Subsidiary" shall mean, with respect to the Borrower, any Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by the Borrower.

          "Subsidiary Guarantor" shall mean each Material
Subsidiary of the Borrower which executes the Subsidiary Guaranty or an Additional Subsidiary Guarantor Supplement; and
"Subsidiary Guarantors" shall mean collectively all Subsidiary
Guarantors, as the context requires.

          "Subsidiary Guaranty" shall mean the joint and several guaranty of the Subsidiary Guarantors in the form of Exhibit C attached hereto, including without limitation each duly executed supplement to the Subsidiary Guaranty in the form of Exhibit D attached hereto.

          "UCC" shall mean the "Uniform Commercial Code - Secured
Transactions" in effect in the State of Georgia.

          SECTION 1.02. Use of Defined Terms; Accounting Terms; Interpretation. All terms defined in this Agreement shall have the same defined meanings when used in any other Loan Documents, unless the context shall require otherwise. All accounting terms not specifically defined herein shall be construed as having the respective meanings customary under GAAP. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all genders; the singular shall include the plural, and the plural shall include the singular; "hereunder", "hereof", "hereto" and words of similar import shall be deemed references to this Agreement and not to any particular Article, Section or other provision hereof; "or" is not exclusive; and relative to any determination of any period of time, "from" means "from and including", "to" means "to but not including" and "through" means "through and including". All Exhibits and Schedules attached hereto are by reference made a part hereof.

                           ARTICLE II

                AMOUNT AND TERMS OF THE COMMITMENT

          SECTION 2.01.  Advances and Revolving Credit Note.

     (a) Subject to and upon the terms and conditions set forth in this Agreement, the Bank agrees to make available to the Borrower from time to time to the Commitment Termination Date Advances in aggregate principal amount at any one time outstanding equal to $10,000,000 (the "Commitment"). Within the limits of the Commitment, the Borrower may borrow, repay and reborrow under the terms of this Agreement; provided, that the Borrower may neither borrow nor reborrow should there exist a Default or an Event of Default.

     (b) The Borrower's obligations to pay the principal of, and interest on, the Advances made pursuant to the Commitment shall be evidenced by the records of the Bank and by the Revolving Credit Note completed in conformity with this Agreement. The aggregate principal amount of each LIBOR Advance shall be $500,000 or a greater integral multiple of $100,000, and each Base Rate Advance shall be $50,000 or a greater integral multiple of $10,000. In addition, no more than five (5) LIBOR Advances shall be outstanding at any time.

     (c) Unless sooner accelerated in accordance with Article VIII hereof, the Commitment shall terminate on December 15, 1998 (the "Initial Term"); provided, that the Bank may decide in its sole discretion to grant an extension of the Commitment for an additional one-year period if the Bank receives a request for such extension from the Borrower not earlier than 60 days and not later than 30 days prior to each anniversary of the Closing Date (the "Renewal Term"). The Bank shall use its best efforts to notify the Borrower not later than 60 days after receipt of such request whether it will grant any such extension; provided, that the failure of the Bank to give such notice shall not mean or imply that the Bank has granted any such extension.

          SECTION 2.02. Interest on Notes. Interest shall accrue on the unpaid principal amount of each Advance under the Commitment at the following per annum rates, which may be selected by the Borrower subject to and in accordance with the terms of this Agreement:

          (i) the Base Rate, plus the Applicable Margin applicable thereto; or

          (ii) LIBOR for the Interest Period selected by the Borrower, plus the Applicable Margin applicable thereto.

          SECTION 2.03.  Method of Borrowing Under the
Commitment. The Borrower shall give the Bank written (including by telecopy) or telephonic notice (promptly confirmed in writing) of any requested Advance under the Commitment (a "Notice of Borrowing") specifying (a) the principal amount of such Advance,
(b) the date such Advance is to be made (which shall be a Business Day), (c) whether such Advance shall be a Base Rate Advance or a LIBOR Advance, and (d) in the case of a LIBOR Advance, the duration of the initial Interest Period applicable thereto. Each Notice of Borrowing shall be given to the Bank (i) with respect to any LIBOR Advance, not later than 1:00 P.M. (Atlanta, Georgia time) on the second Business Day preceding the date of such requested Advance, and (ii) with respect to any Base Rate Advance, not later than 11:00 A.M. (Atlanta, Georgia time) on the day of such requested Advance. The Bank shall be entitled to rely on any telephonic Notice of Borrowing which it believes in good faith to have been given by a duly authorized officer or employee of the Borrower and any Advances made by the Bank based on such telephonic notice, when credited to the Borrower in accordance with the Borrower's instructions, shall be Advances for all purposes hereunder.

          SECTION 2.04. Selection of Successive Interest Rates and Interest Periods. The Borrower may, on the last day of the Interest Period relating thereto, convert any LIBOR Advance into a Base Rate Advance or continue a LIBOR Advance in the same aggregate principal amount. The Borrower may at any time convert a Base Rate Advance into a LIBOR Advance (unless a Default or Event of Default shall then exist). The Borrower shall give the Bank telephonic notice (promptly confirmed in writing) at least two (2) Business Days prior to a conversion or continuation of any such Advance (other than the continuation of a Base Rate Advance), such notice to specify whether such Advance is to be continued as a LIBOR Advance or converted to a LIBOR Advance or a Base Rate Advance, as the case may be, and, if applicable, the Interest Period selected by the Borrower for such Advance. If the Bank does not receive timely notice with respect to any LIBOR Advance of any succeeding interest rate and/or Interest Period selected by the Borrower as provided for herein or if the Borrower selects an interest rate for an Interest Period which is not available under Section 2.02, or if a Default or Event of Default shall exist at the end of an Interest Period applicable thereto, any such outstanding LIBOR Advance shall be converted to a Base Rate Advance.

          SECTION 2.05. Interest Payment Dates. Interest on the Revolving Credit Note shall be payable (a) on the last day of the relevant Interest Period for LIBOR Advances (except if any Interest Period is longer than three (3) months, interest will be payable every three (3) months); (b) on the last day of each calendar quarter, in arrears, for each Base Rate Advance; and
(c)on the Commitment Termination Date.

          SECTION 2.06. Prepayment of Advances Under the Commitment. The Borrower shall have the right to prepay LIBOR Advances and Base Rate Advances under the Commitment, in whole at any time or in part from time to time, without premium or penalty but with accrued interest on the principal amount prepaid to the date of such prepayment; provided, that (a) the Borrower gives the Bank at least two Business Days' prior written notice of such prepayment, specifying the date such prepayment will occur and the Advance to be prepaid, (b) each partial prepayment of a LIBOR Advance shall be in an amount of $500,000 or a greater integral multiple of $100,000 and each partial prepayment of a Base Rate Advance shall be $50,000 or a greater integral multiple of $10,000, and (c) a LIBOR Advance may only be prepaid on the last day of the then current Interest Period with respect thereto.

          SECTION 2.07. Optional Reduction of Commitment. The Borrower shall have the right to reduce permanently the amount of the unutilized Commitment from time to time, without premium or penalty; provided, that (a) the Borrower gives the Bank at least five (5) Business Days' prior written notice of such reduction, specifying the date that such reduction will be effective, and
(b) each reduction shall be in an amount of $500,000 or a greater integral multiple of $100,000.

          SECTION 2.08. Use of Proceeds. The proceeds of each Advance under the Commitment will be used by the Borrower solely to finance working capital, acquisitions, the purchase of its own common stock to retire or hold as "treasury stock" and other general corporate purposes.

          SECTION 2.09. Commitment Fee. From and after the date hereof up to and including the Commitment Termination Date, the Borrower shall pay to the Bank a commitment fee equal to 0.20% per annum on the average daily amount of the unused Commitment (the "Commitment Fee"). The Commitment Fee shall be payable by the Borrower quarterly in arrears, commencing on last day of the first calendar quarter ending after the Closing Date and on the Commitment Termination Date.

          SECTION 2.10. Illegality. Notwithstanding any other provisions of this Agreement, if the introduction of, or any change in or in the interpretation or application of, any applicable law, regulation or directive shall make it unlawful or impossible for the Bank to make, maintain or fund any LIBOR Advance, the obligation of the Bank hereunder to make, maintain or fund LIBOR Advances shall forthwith be cancelled, and the Borrower shall, at its option, if any LIBOR Advances are then outstanding, prepay all such LIBOR Advances or convert such LIBOR Advances to Base Rate Advances, in either case without penalty notwithstanding Section 2.12 hereof.

          SECTION 2.11. Increased Costs. In the event that the introduction of, or any change in or in the interpretation of or application of, any applicable law, treaty or governmental regulation, or the compliance by the Bank with any guideline, request or directive (whether or not having the force of law) from any central bank or other U.S. or foreign financial, monetary or other governmental authority, shall: (a) subject the Bank to any tax of any kind whatsoever with respect to this Agreement or any Advance or change the basis of taxation of payments to the Bank of principal, interest, fees or any other amount payable hereunder (except for changes in the rate of tax in the overall net income of the Bank); (b) impose, modify, or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by or committed to be extended by any office of the Bank (other than any change by way of imposition or increase of reserve requirements under Regulation D of the Board of Governors of the Federal Reserve System, in the case of LIBOR Advances, included in the Reserve Percentage); or (c) impose on the Bank or on the London interbank market any other condition with respect to this Agreement, the Revolving Credit Note or any LIBOR Advance thereunder; and the result of any of the foregoing is to increase the cost to the Bank of making or committing to make, renewing or maintaining any LIBOR Advance or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any LIBOR Advance, THEN, IN ANY SUCH CASE, the Borrower shall promptly pay from time to time, upon demand of the Bank, such additional amounts as will compensate the Bank for such additional cost or such reduction, as the case may be. The Bank shall certify the amount of such additional cost or reduced amount to the Borrower, including a description of the calculation thereof in reasonable detail, and such certification shall be conclusive absent manifest error; provided, that unless such certificate is delivered to the Borrower no later than ninety (90) days after the Bank receives actual notice of, or obtains actual knowledge of, the promulgation of any such law, rule or regulation, or any such change therein, or any such change in the interpretation or administration thereof, the Borrower shall not have any obligation to pay any such additional compensation to the Bank accruing prior to the ninetieth (90th) day preceding the delivery of such certificate; and provided further, that the Borrower shall not have any obligation to pay any such additional compensation to the Bank accruing prior to one (1) year of the Bank receiving actual notice of, or obtaining actual knowledge of, any such promulgation.

          SECTION 2.12. Indemnity. The Borrower hereby agrees to indemnify the Bank and hold the Bank harmless from any loss, cost or expense it may sustain or incur as a consequence of (a) the failure by the Borrower to complete any LIBOR Advance or the failure of the Borrower to convert any outstanding Prime Rate Advance into a LIBOR Advance pursuant to Section 2.04 hereof after notice thereof has been given to the Bank or (b) the payment or conversion of a LIBOR Advance on a day other than the last day of the Interest Period applicable thereto, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or deemed acquired by the Bank to fund such Advance or the Term Loan, as the case may be, when such Advance, as result of such failure, is not made on such date. The Bank shall certify the amount of its loss or expense to the Borrower, and such certification shall be conclusive absent manifest error.

          SECTION 2.13. Capital Adequacy. If, after the date of this Agreement, the Bank shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital (whether on this Commitment or otherwise) as a consequence of its obligations hereunder to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, promptly upon demand by the Bank, the Borrower shall pay the Bank such additional amount or amounts as will compensate the Bank for such reduction. A certificate of the Bank setting forth the additional amount or amounts to be paid to it hereunder, providing a description of the calculation thereof in reasonable detail, shall be conclusive absent manifest error; provided, that unless such certificate is delivered to the Borrower no later than ninety (90) days after the Bank receives actual notice of, or obtains actual knowledge of, the promulgation of any such law, rule or regulation, or any such change therein, or any such change in the interpretation or administration thereof, the Borrower shall not have any obligation to pay any such additional compensation to the Bank accruing prior to the ninetieth (90th) day preceding the delivery of such certificate; and provided further, that the Borrower shall not have any obligation to pay any such additional compensation to the Bank accruing prior to one (1) year of the Bank receiving actual notice of, or obtaining actual knowledge of, any such promulgation. In determining any such amount, the Bank may use any reasonable averaging and attribution methods.

          SECTION 2.14.  Survival.  The obligations of the
Borrower under Sections 2.11, 2.12 and 2.13 shall survive the termination of this Agreement and the payment of the Revolving
Credit Note.

          SECTION 2.15. Making of Payments. The Commitment Fee and all payments of principal of, or interest on, the Revolving Credit Note shall be made in immediately available funds to the Bank at its principal office in Atlanta, Georgia. All such payments shall be made not later than 11:00 A.M. (Atlanta, Georgia time) and funds received after that hour shall be deemed to have been received by the Bank on the next following Business Day.

          SECTION 2.16. Default Rate of Interest. If the Borrower shall fail to pay on the due date therefor, whether by acceleration or otherwise, any principal owing under the Revolving Credit Note, then interest shall accrue on such unpaid principal, and to the extent allowed by law, other amounts due, at the option of the Bank, from the due date until and including the date on which such principal or other amount is paid in full at (i) the then applicable interest rate with respect to LIBOR Advances until the end of the Interest Period applicable thereto plus an additional two per cent (2%) per annum and (ii) thereafter and with respect to Base Rate Advances and Prime Rate Loans, a rate of interest equal to the Base Rate plus an additional two percent (2.0) per annum (the "Default Rate").

          SECTION 2.17.  Calculation of Interest.  Interest
payable on the Revolving Credit Note and the Commitment Fee shall be calculated on the basis of a year of 360 days and paid for the actual number of days elapsed.


                          ARTICLE III

                    CONDITIONS TO ADVANCES

          The obligation of the Bank to make Advances hereunder and under the Revolving Credit Note is subject to the satisfaction of the following conditions:

          SECTION 3.01. Conditions Precedent to the Initial Advance. At the time of the making by the Bank of its initial Advance hereunder, the Bank shall have received the following, each dated as of the date of the initial Advance, in form and substance satisfactory to the Bank:

          (a)  A duly executed Agreement.

          (b)  A duly executed Revolving Credit Note.

          (c)  A duly executed Subordination Agreement.

          (d) Copies of the articles of incorporation of the Borrower, certified as true and correct by the Secretary of State of the State of Georgia, and a certificate from the Secretary of State of the State of Georgia, certifying the Borrower's existence as a corporation in such State.

          (e) Certified copies of the by-laws of the Borrower, of the resolutions of the Board of Directors of the Borrower approving this Agreement, the Revolving Credit Note and the other Loan Documents to which the Borrower is a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Revolving Credit Note and the other Loan Documents to which the Borrower is a party.

          (f)  A certificate of the Secretary or Assistant
Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to execute this Agreement, the Revolving Credit Note and the other Loan
Documents to which the Borrower is a party.

          (g)  A favorable written opinion of William S. Jacobs,
General Counsel of the Borrower, in form and content reasonably satisfactory to the Bank and addressed to the Bank.

          (h) All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all Loan Documents and other documents incident thereto, or delivered in connection therewith, shall be satisfactory in form and substance to the Bank.

          SECTION 3.02.  Conditions Precedent to Each Advance.
At the time of the making by the Bank of each Advance hereunder (including the Initial Advance), (a) the following statements shall be true (and each of the giving by the Borrower of a Notice of Borrowing in accordance with Section 2.03 hereof and the acceptance by the Borrower of the proceeds of each Advance shall constitute a representation and warranty by the Borrower that on the date of such Advance, before and after giving effect thereto and to the application of the proceeds therefrom, such statements are true):
               (i) The representations and warranties contained in Article IV hereof are true and correct on and as of the date of such Advance as though made on and as of such date, other than those representations and warranties that, by their terms, refer to a date other than the date of such Advance, and

               (ii) No Default or Event of Default exists or would result from such Advance or from the application of the proceeds therefrom; and

          (b) the Bank shall have received such other approvals, opinions or documents as it may reasonably request (including, without limitation, a Federal Reserve Form U-1 duly completed to the Bank's satisfaction and those documents and opinions which comply with Sections 5.08 and 5.14 hereof).


                          ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES

          The Borrower represents and warrants as follows:

          SECTION 4.01. Corporate Existence. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and each Material Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Borrower and each Material Subsidiary is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction (other than the jurisdiction of its incorporation) in which the nature of its activities or the character of the properties it owns or leases makes such qualification necessary, except where the failure to so qualify would not have Material Adverse Effect.

          SECTION 4.02. Corporate Power and Authority; Contravention. The execution, delivery and performance by the Borrower of this Agreement, the Revolving Credit Note and any other Loan Documents to which it is a party are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action (including any necessary shareholder action), and do not and will not (a) violate any provision of any law, rule or regulation, any judgment, order or ruling of any court or governmental agency, the articles of incorporation or by-laws of the Borrower, or any material indenture, agreement or other instrument to which the Borrower is a party or by which the Borrower or any of any of its properties is bound, (b) be in conflict with, result in a breach of, or constitute with notice or lapse of time or both, a default under any such indenture, agreement or other instrument or (c) result in or require the creation of any Lien (other than pursuant to a Loan Document) upon or with respect to any of its Properties.

          SECTION 4.03. Enforceability. This Agreement, the Revolving Credit Note and all other Loan Documents to which the Borrower is a party are the valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as the enforceability of any of them may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights and remedies generally and by general principles of equity, whether considered in a proceeding at law or in equity.

          SECTION 4.04. Governmental Consent. Neither the nature of the Borrower nor any of its Material Subsidiaries nor any of their respective businesses or properties, nor any relationship between the Borrower or any Material Subsidiary and any other Person, nor any circumstance in connection with the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby is such as to require any authorization, consent, approval, order, license, execution or other action by or notice to or filing with any court or administrative or governmental body (other than routine filings, if any, after the date of closing with the Securities and Exchange Commission and/or state Blue Sky authorities) in connection with the execution, delivery and performance of this Agreement, the Revolving Credit Note and the other Loan Documents to which the Borrower is a party thereto.

          SECTION 4.05. Material Subsidiaries. The Borrower has no Material Subsidiaries other than the Material Subsidiaries listed on Schedule 4.05 attached hereto or as hereafter amended. All the outstanding shares of the capital stock of each such Material Subsidiary have been validly issued and are fully paid and nonassessable, and all such outstanding shares are owned of record and beneficially by the Borrower free of any Lien or claim.

          SECTION 4.06. Insurance. Each Property owned by the Borrower and each of its Material Subsidiaries is insured for the benefit of the Borrower or such Material Subsidiary in amounts deemed adequate by the Borrower's management against risks customarily insured against by Persons operating businesses similar to those of the Borrower and its Material Subsidiaries in the localities where such Properties are located.

          SECTION 4.07. Financial Statements. The Borrower has furnished the Bank with the following financial statements, identified by the chief financial officer of the Borrower: the consolidated balance sheets of the Borrower and its Subsidiaries as at December 31, 1994 and 1993 and the related consolidated statements of income, stockholders' equity and cash flows of the Borrower and its Subsidiaries for such years, all certified by KPMG Peat Marwick. All such financial statements (including any related schedules and/or notes) are true and correct in all material respects, have been prepared in accordance with GAAP consistently applied throughout the periods involved and show all liabilities, direct and contingent, of the Borrower and its Subsidiaries required to be shown in accordance with GAAP. The balance sheets fairly present the financial position of the Borrower and its Subsidiaries as at the dates thereof, and the statements of income, stockholders' equity and cash flows fairly present the results of their operations and their cash flows for the periods indicated. There has been no material adverse change in the business, operations, condition (financial or otherwise), or prospects of the Borrower, or of the Borrower and its Subsidiaries taken as a whole, since December 31, 1994.

          SECTION 4.08. Taxes. The Borrower and each of its Material Subsidiaries have filed all federal, state and other income tax returns which are required to be filed, and each such Person has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

          SECTION 4.09. Actions Pending. There is no action, suit, investigation, or proceeding pending, or to the best knowledge of the Borrower, threatened, against the Borrower or any of its Material Subsidiaries or any Properties or rights of the Borrower or any of its Material Subsidiaries by or before any court, arbitrator or administrative or governmental body, which seeks damages or other remedies, not otherwise reserved for in determining Consolidated Net Worth, that, if awarded at the highest amount believed (after consultation with independent counsel reasonably satisfactory to the Bank) to be a reasonable possibility, would, individually or in the aggregate, reduce the Borrower's Consolidated Net Worth below the amount required by
Section 6.01 of this Agreement.

          SECTION 4.10. Title to Properties. Each of the Borrower and its Material Subsidiaries has good and marketable title to its respective real properties (other than real properties that it leases) and good title to all of its other respective material properties and assets, including the properties and assets reflected in the balance sheet as at December 31, 1994 hereinabove described (other than properties and assets disposed of in the ordinary course of business), subject to no Lien of any kind except Liens permitted by Section
7.01 hereof. Each of the Borrower and its Material Subsidiaries enjoys peaceful and undisturbed possession under all leases necessary in any material respect for the operation of its respective properties and assets, none of which contains any unusual or burdensome provisions which might materially affect or impair the operations of such properties and assets in the manner intended to be operated by the Borrower or such Material Subsidiaries. All such leases are valid and subsisting and in full force and effect.

          SECTION 4.11. Federal Reserve Regulations. Neither the Borrower nor any Material Subsidiary is in the business of extending credit for the purpose of purchasing or carrying any "margin stock" as defined in Regulation U (12 C.F.R. Part 221) of the Board of Governors of the Federal Reserve System (hereinafter called "margin stock"). Neither the Borrower nor any agent of the Borrower acting on its behalf has taken or will take any action which might cause this Agreement or the Revolving Credit Note to violate Regulation G, T, U, or X or (to the best knowledge of the Borrower) any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, as amended, in each case as now in effect or as the same may hereafter be in effect.

          SECTION 4.12.  ERISA.  Except as disclosed on Schedule
4.12 attached hereto or as hereafter amended:

          (a) Identification of Plans. Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has maintained or contributed to, any "employee pension benefit plan" as defined in Section 3(2) of ERISA.

          (b) Liabilities. Neither the Borrower nor any Subsidiary is currently or will become subject to any liability (other than routine Plan expenses or contributions, if timely paid), tax or penalty whatsoever to any Person whomsoever, which liability, tax or penalty is directly or indirectly related to any Plan including, but not limited to, any penalty or liability arising under Title I or Title IV of ERISA, any tax or penalty resulting from a loss of deduction under Section 404 or 419 of the Code, or any tax or penalty under Chapter 43 of the Code, except such liabilities, taxes or penalties (when taken as a whole) as would not have a Material Adverse Effect; and

          (c) Funding. The Borrower and each ERISA Affiliate have made full and timely payment of all amounts (i) required to be contributed under the terms of each Plan and applicable law and (ii) required to be paid as expenses of each Plan. No Plan would have an "amount of unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA) if such Plan were terminated as of the date on which this representation and warranty is made.

          SECTION 4.13. Outstanding Indebtedness. There exists no default or any condition or event which, with the lapse of time or giving of notice or both, would constitute a default under the provisions of any instrument evidencing or securing any Indebtedness in an amount greater than $1,000,000 or of any agreement otherwise relating thereto.

          SECTION 4.14. Pollution and Environmental Control. Each of the Borrower and its Material Subsidiaries has obtained all material permits, licenses and other authorizations which are required under, and is in material compliance with, all federal, state and local laws and regulations (including any laws and regulations of foreign countries comparable thereto) relating to pollution, reclamation, or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into the environment (including without limitation ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemical or industrial, hazardous or toxic materials or wastes, and any and all regulations, codes, plans, orders, decrees, judgments, injunctions, notices or demand letters issued, entered, promulgated or approved thereunder, except to the extent that any failure to obtain such permits, licenses and other authorizations or any such non-compliance would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 4.15. Employee Relations. Each of the Borrower and its Material Subsidiaries has a stable work force in place and is not a party to any collective bargaining agreement, and no labor union has been recognized as a representative of the Borrower's or any such Material Subsidiary's employees. As of the Closing Date, neither the Borrower nor any Material Subsidiary knows of any pending, threatened or contemplated strikes, work stoppage or any other labor dispute involving its employees which would have a Material Adverse Effect.

          SECTION 4.16. Investment Company Act. The Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company
Act of 1940, as amended.

          SECTION 4.17. Public Utility Holding Company. The Borrower is not a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          SECTION 4.18.  Solvency.  After giving effect to the
execution and delivery of the Loan Documents and the making of the Advances under the Commitment, the Borrower will be Solvent.

          SECTION 4.19. Possession of Franchises, Licenses, Etc. Except as disclosed on Schedule 4.19 attached hereto or as hereafter amended, each of the Borrower and its Material Subsidiaries possesses all franchises, certificates, licenses, permits and other authorizations from governmental subdivisions or regulatory authorities, and all patents, trademarks, service marks, trade names, copyrights, licenses and other rights that are used in, and are material to, the operations of the Borrower or such Material Subsidiaries as currently conducted, free from burdensome restrictions, that are necessary for the ownership, maintenance and operation of any of their respective material Properties, and neither the Borrower nor any of its Material Subsidiaries is in violation of any thereof.

          SECTION 4.20. Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to the Bank (or to the Securities and Exchange Commission in connection with the Borrower's 10-Q, upon which the Bank may expressly rely) by or on behalf of the Borrower in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading at the time such document, certificate or statement was furnished to the Bank. There is no fact peculiar to the Borrower or any of its Material Subsidiaries which has had, or could have, a Material Adverse Effect which has not been set forth or appropriately reflected in this Agreement or in the other Loan Documents, certificates and statements furnished to the Bank by or on behalf of the Borrower prior to the date hereof in connection with the transactions contemplated hereby.


                          ARTICLE V

                    AFFIRMATIVE COVENANTS

          So long as the Revolving Credit Note remains unpaid or the Commitment remains outstanding hereunder, the Borrower will, unless the Bank otherwise consents in writing:

          SECTION 5.01. Notice of Default. Furnish to the Bank, as soon as possible and in any event within ten (10) Business Days after discovery by any authorized officer of the Borrower of any Default or Event of Default or any event of default or event which with the passage of time or the giving of notice or both would become an event of default under any agreement evidencing any other Indebtedness, an Officer's Certificate setting forth the details of such Default, Event of Default or event or condition.

          SECTION 5.02.  Financial Statements.  Deliver to the
Bank:  (a) as soon as practicable and in any event within ninety
(90) days after the end of each fiscal year of the Borrower, an audited consolidated and an unaudited consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related audited consolidated and unaudited consolidating statements of income, stockholders' equity and cash flows for such fiscal year and setting forth in each case in comparative form corresponding figures for the preceding fiscal year, all in reasonable detail and reasonably satisfactory in scope to the Bank and with respect to the audited consolidated financial statements only, certified as correct by the Borrower's chief financial officer and accompanied by an unqualified opinion from KPMG Peat Marwick or such other independent certified public accountants of recognized standing selected by the Borrower and acceptable to the Bank; (b) as soon as practicable and in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Borrower, an unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter and the related consolidated and consolidating statements of income, stockholders' equity and cash flows for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter, setting forth in the case of such statements in comparative form the figures for the Borrower's corresponding periods in the Borrower's previous fiscal year; (c) as they are delivered, copies of all statements and reports, if any, filed with the Securities and Exchange Commission; and (d) such other financial data and information as the Bank may reasonably request. The Bank is hereby authorized to deliver a copy of any financial statement delivered to it pursuant to this Section 5.02 to any regulatory body having jurisdiction over it and having the governmental authority to require delivery of the same.

          SECTION 5.03. Certificate of No Default. Together with the financial statements delivered pursuant to Section 5.02
(a) and Section 5.02 (b) hereof, deliver to the Bank an Officer's Certificate, executed by the chief financial officer of the Borrower, evidencing the calculations necessary to establish compliance with the financial covenants set forth in Article VI hereof and with respect to the financial statements delivered pursuant to Section 5.02(a) only, stating that, to the best knowledge of the Borrower, there exists no Default or Event of Default, or if any Default or Event of Default exists, stating the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, provided no such proposal shall affect the Bank's recourse to any and all available remedies.

          SECTION 5.04. ERISA. Promptly after the occurrence thereof with respect to any Plan, or any trust established thereunder, deliver to the Bank notice of (a) a "reportable event" described in Section 4043 of ERISA and the regulations issued from time to time thereunder (other than a "reportable event" not subject to the provisions for 30-day notice to the PBGC under such regulations), (b) any other event which could subject the Borrower or any ERISA Affiliate to any tax, penalty or liability under Title I or Title IV of ERISA or Chapter 43 of the Code which would have a Material Adverse Effect, and (c) at the same time and in the same manner as such notice must be provided to the PBGC, or to a Plan participant, beneficiary or alternative payee, any notice required under Section 101(d), 302(f)(4), 303, 307, 4041(b)(1)(A) or 4041(c)(1)(A) of ERISA or
under Section 401(a)(29) or 412 of the Code with respect to any Plan.

          SECTION 5.05. Visits and Inspections. Permit, and cause each Subsidiary to permit, the Bank or any Person designated by the Bank upon advance notice in writing (except after the occurrence and continuation of an Event of Default, in which case no advance notice will be required) to visit and inspect any of the Properties of the Borrower and its Subsidiaries, to examine the books and financial records of the Borrower and its Subsidiaries, and make reasonable requests for copies thereof or extracts therefrom, and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with their executive officers, all at such reasonable times and as often as the Bank may reasonably request.

          SECTION 5.06.  Compliance with Laws; Payment of Taxes.
(a) Comply, and cause each Material Subsidiary to comply, with all applicable laws, rules, regulations and orders (including without limitation all federal, state and local laws relating to pollution, reclamation or protection of the environment), except where the failure to comply would not have a Material Adverse Effect.

          (b) Pay, and cause each Material Subsidiary to pay, all taxes, assessments and governmental charges imposed upon it or upon its Properties with respect thereto, except to the extent contested in good faith and for which appropriate reserves have been established in accordance with GAAP.

          SECTION 5.07. Corporate Existence. Preserve and keep, and cause each of its Material Subsidiaries to preserve and keep, its corporate existence (except as permitted in Section 7.02 hereof) and good standing in its jurisdiction of incorporation and its qualification and good standing as a foreign corporation in all jurisdictions where not so qualifying would have a Material Adverse Effect, and shall conduct its business in the manner in which it is now conducted subject only to changes in the ordinary course of business (which for the purposes of this Section shall mean and include the right to enter into businesses, operations and/or markets which are functionally related to the existing businesses, expertise, operations and/or markets of the Borrower or such Material Subsidiaries).

          SECTION 5.08. Insurance. Maintain, and cause each Material Subsidiary to maintain, casualty insurance coverage on its Property and other insurance against other risks, including public liability, in such amounts and such types as are ordinarily carried by similar corporations with a company or companies reasonably satisfactory to the Bank. If and when the Security Agreement is executed and delivered pursuant to Section
5.14 hereof, all policies of insurance covering Inventory of the Borrower shall name the Bank as a loss payee and shall provide for thirty days' prior written notice to the Bank in the event of cancellation, change, alteration or modification, and the Borrower shall deliver to the Bank on the date of such execution a certificate of insurance to such effect.

          SECTION 5.09. Books and Records. Keep, and cause each Subsidiary to keep, complete and accurate books and records with respect to business and its Property, consistent with good business practices and as may be necessary to permit the preparation of the Borrower's annual financial statements in accordance with GAAP.

          SECTION 5.10. Maintenance of Property. Preserve, protect, keep and maintain, and cause each of its Material Subsidiaries to preserve, protect, keep and maintain, its respective Property in good operating condition, repair and working order in all material respects, with reasonable allowance for wear and tear for tangible Property, so that the value and operating efficiency thereof shall at all times be maintained and preserved for its intended use.

          SECTION 5.11.  Compliance with Other Agreements.
Comply, and cause each Material Subsidiary to comply, with all agreements, indentures and mortgages to which it is a party or by which it or any of its Property is bound, where the effect of noncompliance would have a Material Adverse Effect.

          SECTION 5.12. Notice of Litigation. Within ten (10) days after (a) the occurrence thereof, deliver to the Bank notice of the institution by any Person of any action, suit or proceeding or any governmental investigation or any arbitration seeking money damages in excess of $1,000,000 and seeking relief that, if granted, would have a Material Adverse Effect, before any court or arbitrator or any governmental or administrative body, agency, or official, against the Borrower, any Subsidiary, or any material Property of any of them, or (b) the receipt of actual knowledge thereof, deliver to the Bank notice of the threat of any such action, suit, proceeding, investigation or arbitration, each such notice under this subsection to specify, if known, the amount of damages being claimed or other relief being sought, the nature of the claim, the Person instituting the action, suit, proceeding, investigation or arbitration, and any other significant features of the claim.

          SECTION 5.13. Environmental Notices. Promptly notify the Bank of the Borrower's or any Material Subsidiary's receipt of any governmental notice of a violation of any federal, state or local environmental law, standard or regulation (including any such law, standard or regulation of any foreign country, whether at the national or local level, applicable to the Borrower or any of its Material Subsidiaries), which violation would have a Material Adverse Effect.

          SECTION 5.14. Springing Lien. (a) Upon the occurrence and during the continuance of a Default or an Event of Default or
(b) if at the end of any fiscal quarter the Borrower's Consolidated EBIT for such fiscal quarter and the immediately preceding three fiscal quarters (excluding the fiscal quarter ending September 30, 1995) is less than 2.0 times Consolidated Interest Expense for such fiscal quarter and the immediately preceding three fiscal quarters (excluding the fiscal quarter ending September 30, 1995), the Borrower shall promptly execute and deliver to the Bank the Security Agreement, together with such UCC-1 financing statements as the Bank may request to perfect its security interest in the Borrower's Accounts and Inventory (and Proceeds thereof), and an opinion of counsel reasonably satisfactory to the Bank regarding the enforceability of the Security Agreement, the perfection of the Lien granted pursuant thereto and such other matters as the Bank may reasonably request.


ARTICLE VI

SPECIFIC FINANCIAL COVENANTS

          The Borrower hereby covenants and agrees with the Bank that it will, during the term of this Agreement or for so long as the Revolving Credit Note remains unpaid or the Commitment remains outstanding:

          SECTION 6.01. Consolidated Net Worth. Have at the end of each fiscal year Consolidated Net Worth of not less than the sum of (i) $25,000,000 (as such amount may be reduced by the amount of its common stock purchased and retired or held by the Borrower as "treasury stock") plus (ii) fifty percent (50%) of positive Consolidated Net Income for such fiscal year, commencing with the fiscal year ending December 31, 1994; provided, that in no event shall the Consolidated Net Worth required pursuant to this Section 6.01 be less than that required on any previous date of determination.

          SECTION 6.02.  Leverage.  Maintain  at all times
Consolidated Funded Debt of less than 45% of Consolidated
Capitalization.

          SECTION 6.03. Interest Coverage. Have at the end of each fiscal quarter Consolidated EBIT for any four of the immediately preceding six fiscal quarters (which have been identified by the Borrower to the Bank in its Officer's Certificate delivered pursuant to Section 5.03 hereof) of greater than 2.0 times Consolidated Interest Expense for such fiscal quarter and the immediately preceding three fiscal quarters.


                         ARTICLE VII

                      NEGATIVE COVENANTS

          So long as the Revolving Credit Note remains unpaid or the Commitment remains outstanding hereunder, the Borrower will not, and will not permit any Material Subsidiary to, without the prior written consent of the Bank:

          SECTION 7.01. Liens, Etc. Create, assume or suffer to exist any Lien upon any of its Property whether now owned or hereafter acquired except:

          (a) Liens created in favor of the Bank pursuant to the Security Agreement (if and when executed and delivered pursuant to Section 5.14 hereof;

          (b)  Liens existing on the date hereof as set forth on
Schedule 7.01 attached hereto (other than Liens permitted pursuant to subsection (a) and subsections (c) through (k) below);

          (c)  purchase money Liens upon any Property
constituting fixed assets acquired or held by the Borrower or any Material Subsidiary in the ordinary course of business to secure the purchase price of such Property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such Property, provided that such Lien does not extend to any other Property;

          (d) Liens existing on any Property held by the Borrower or any Material Subsidiary in the ordinary course of business at the time of its acquisition (other than any such Lien created in contemplation of such acquisition);

          (e) Liens existing on Property of any Person acquired by the Borrower or any Material Subsidiary at the time of acquisition of such Person (other than any such Lien created in contemplation of such acquisition);

          (f)  Liens securing the Indebtedness of any Material
Subsidiary to the Borrower or of any Material Subsidiary to any other Subsidiary;

          (g)  Liens for taxes or assessments or other
governmental charges or levies not yet due or which are being actively contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or any Material Subsidiary in accordance with GAAP;

          (h) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained on the books of the Borrower or any Material Subsidiary in accordance with GAAP;

          (i) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workmen's compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (other than obligations for the payment of borrowed money);

          (j) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering with the ordinary conduct of the business of the Borrower or any of its Material
Subsidiaries or any of their respective properties;

          (k) Liens on any common stock of the Borrower purchased and held by the Borrower as "treasury stock"; and

          (l) extensions, renewals or replacements of any Lien referred to in clauses (a) through (k) of this Section 7.01; provided, that the principal amount of the Indebtedness or obligation secured thereby is not increased (other than the Indebtedness on the real property and improvements of the Borrower listed on Schedule 7.01 which may be increased in any refinancing thereof) and that any such extension, renewal or replacement is limited to the property originally encumbered by the Lien.

          SECTION 7.02. Consolidations and Mergers. Merge or consolidate with or into any Person or sell all or substantially all of its assets, except (a) a merger (i) in which the Borrower is the surviving corporation, so long as, both immediately prior to and after giving effect to such merger, no Default or Event of Default exists or would exist after giving effect thereto and
(ii) in which the Borrower is merged into ELMG, so long as the ELMG Agreement remains in effect and both immediately prior to and after giving effect to such merger, no default or event of default exists or would exist under the ELMG Agreement; and (b) a merger of any Material Subsidiary with the Borrower (provided that the Borrower shall be the surviving corporation) or with any one or more other Subsidiaries (provided that any Subsidiary Guarantor involved in such merger shall be the surviving corporation).

          SECTION 7.03. Compliance with ERISA. Take or fail to take, nor permit any ERISA Affiliate to take or fail to take, any action with respect to a Plan including but not limited to (a) establishing any Plan, (b) amending any Plan, (c) terminating or withdrawing from any Plan, or (d) incurring an amount of unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA, or any withdrawal liability under Title IV of ERISA, where such action or failure could have a Material Adverse Effect.

          SECTION 7.04.  Issuance of Stock by Material
Subsidiaries. (a) Permit any Material Subsidiary (either directly or indirectly by the issuance of rights or options for, or securities convertible into such shares) to issue, sell or dispose of any shares of its stock of any class (other than directors' qualifying shares, if any), except to the Borrower, to ELMG or to any other Person or Persons which would result in the Borrower owning less than a majority of the voting stock of such Material Subsidiary.

          (b) Create any new Material Subsidiaries, whether by incorporation, merger or acquisition, unless (i) if such Material Subsidiary is wholly-owned by the Borrower, such Material Subsidiary promptly executes a Subsidiary Guaranty or a supplement to the Subsidiary Guaranty substantially in the form of Exhibit D attached hereto ( a "Supplement") or (ii) if such Material Subsidiary is not wholly-owned by the Borrower and (A) if the Borrower's Investment in such Material Subsidiary constitutes solely a purchase from a third Person of the capital stock of, or the partnership or members' interest in, such Material Subsidiary, the Borrower will use its best efforts to cause such Material Subsidiary to promptly execute a Subsidiary Guaranty or a Supplement in an amount limited to such Investment outstanding as of the date on which such Subsidiary Guaranty is enforced or (B) if the Borrower's Investment constitutes any other type of transaction referenced in the definition of Investment, the Borrower will cause such Material Subsidiary to execute a Subsidiary Guaranty or a Supplement in an amount limited to such Investment outstanding as of the date on which such Subsidiary Guaranty is enforced. In any such case in which a new Material Subsidiary is not wholly-owned by the Borrower, the Borrower will execute a pledge agreement in form and content satisfactory to the Bank pledging the stock or other ownership interest held by the Borrower in such Material Subsidiary and any other documents which the Bank reasonably deems necessary, but only if such pledge would not cause any Advance used to make such Investment to be a "purpose" credit under, or to otherwise violate, Regulation U of the Federal Reserve Board. In addition, each new Material Subsidiary becoming a Subsidiary Guarantor hereunder shall deliver to the Bank the same documents required under Section 2.1(e)(ii) of the ELMG Agreement and if requested by the Bank, an opinion of counsel in form and content reasonably satisfactory to the Bank.

          SECTION 7.05. Affiliate Transactions. At any time engage in, or permit any Material Subsidiary to engage in, any material transaction requiring disclosure pursuant to the rules and regulations of the Securities and Exchange Commission with an Affiliate of the Borrower or of any Material Subsidiary (other than transactions with their directors or officers in the nature of compensation for their services as such) , unless such transaction is determined by those members of the board of directors of the Borrower or such Material Subsidiary (or a committee of such members) who have no material interest (whether through ownership of stock, employment or otherwise) in such Affiliate to be beneficial to the Borrower or such Material Subsidiary and is unanimously approved by such members or committee, such determination and approval to occur not later than the next meeting of such members or committee at which transactions between the Borrower and ELMG or any Subsidiary of ELMG are scheduled for review and consideration in the ordinary course of the discharge by the Borrower's board of directors of its responsibilities, but not less frequently than annually.


                        ARTICLE VIII

               EVENTS OF DEFAULT AND REMEDIES

          SECTION 8.01.  Events of Default.  Any one or more of
the following shall constitute an Event of Default hereunder:

          (a) The Borrower shall fail to pay when due any payment of (i) principal on the Revolving Credit Note or (ii) interest due on the Revolving Credit Note or any other amount payable hereunder or under any of the other Loan Documents and such failure continues for more than five (5) calendar days; or

          (b) Any representation or warranty contained herein or deemed to have been made hereunder or made by or furnished on behalf of the Borrower in connection herewith or in any other Loan Document shall be false or misleading in any material respect as of the date made or deemed to have been made; or

          (c) The Borrower shall fail to perform or observe any covenant, term or condition contained in Article VI or Article
VII of this Agreement; or

          (d) The Borrower shall fail to perform or observe any covenant, term or condition contained in Article V or any other covenant, term or condition of this Agreement not specifically referred to elsewhere in this Section 8.01 or any covenant or agreement contained in any other Loan Document and such failure shall continue for more than thirty 30 calendar days from receipt of written notice from the Bank; or

          (e) The Borrower or any Material Subsidiary (i) shall default in any payment of any amount on any other Indebtedness which individually or in the aggregate exceeds $1,000,000 beyond any period of grace provided with respect thereto, or (ii) shall fail to perform or observe any other agreement, term or condition contained in any agreement under which any such Indebtedness is created (or if any other event shall occur and be continuing thereunder) and the effect of such failure or other event is to cause or to permit the holder or holders of such Indebtedness (or a trustee on behalf of such holder or holders) to cause such Indebtedness to become due prior to any stated maturity; or

          (f) The Borrower or any Material Subsidiary shall fail to pay its debts generally as they become due or shall admit in writing its inability to pay its debts generally; or

          (g) The Borrower or any Material Subsidiary shall make or take any action to make an assignment for the benefit of creditors, petition or take any action to petition any tribunal for the appointment of a custodian, receiver or any trustee for it or a substantial part of its assets, or shall commence or take any action to commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, liquidation or debtor relief law or statute of any jurisdiction, whether now or hereafter in effect including, without limitation, the Bankruptcy Code; or, if there shall have been filed any such petition or application, or any such proceeding shall have been commenced against it, in which an order for relief is entered or which remains unstayed and in effect for more than 60 days; or the Borrower or any Material Subsidiary by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties, or shall suffer to exist any such custodianship, receivership or trusteeship; or any corporate action is taken by the Borrower or any such Material Subsidiary for the purpose of effecting any of the foregoing; or

          (h) The Borrower or any Material Subsidiary shall have concealed, removed, or permitted to be concealed or removed, any part of its Property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its Property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid while the Borrower or such Material Subsidiary is insolvent; or shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its Property through legal proceedings or distraint; or

          (i) Any order, judgment or decree is entered in any proceedings against the Borrower or any Material Subsidiary decreeing the dissolution or split-up of the Borrower or such Material Subsidiary and such order, judgment or decree remains unstayed and in effect for more than 30 days; or

          (j) A judgment or order for the payment of money in an amount in excess of $1,000,000 and which would have a Material Adverse Effect shall have been rendered against the Borrower or any Material Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (k) ELMG shall at any time own less than a majority of the outstanding shares of voting stock of the Borrower; or Persons who are directors of the Borrower on the Closing Date (or who have been nominated for election by a board of directors of which a majority of the members are such current directors or were so nominated) shall at any time cease to constitute a majority of the board of directors of the Borrower; or

          (l) The occurrence of an "event of default" (which has not been cured by the Borrower or waived by the Bank) under the ELMG Agreement.

          SECTION 8.02.  Remedies on Default.
          (a) Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in Section 8.01 (g), the Bank may (i) terminate its obligations to the Borrower, including, without limitation, all obligations to make Advances under the Commitment, (ii) declare the Revolving Credit Note, including, without limitation, principal, accrued interest and costs of collection (including, without limitation, reasonable attorneys' fees actually incurred if collected by or through an attorney at law or in bankruptcy, receivership or other judicial proceedings) immediately due and payable, without presentment, demand, protest or an other notice of any kind, all of which are expressly waived.

          (b)  Upon the occurrence of an Event of Default under
Section 8.01 (g), (i) all obligations of the Bank to the Borrower, including, without limitation, all obligations to make Advances under the Commitment, shall terminate automatically and
(ii) the Revolving Credit Note, including, without limitation, principal, accrued interest and costs of collection (including, without limitation, reasonable attorneys' fees actually incurred if collected by or through an attorney at law or in bankruptcy, receivership or other judicial proceedings) shall be immediately due and payable, without presentment, demand, protest, or any other notice of any kind, all of which are expressly waived.

          (c) Upon the occurrence of an Event of Default and acceleration of the Revolving Credit Note as provided in (a) or
(b) above, the Bank may pursue any remedy available under this Agreement, the Revolving Credit Note, the Security Agreement or any other Loan Document, or available at law or in equity, all of which shall be cumulative. The order and manner in which the rights and remedies of the Bank under the Loan Documents and otherwise may be exercised shall be determined by the Bank.


                         ARTICLE IX

                       MISCELLANEOUS

          SECTION 9.01. No Waiver. No delay or failure on the part of the Bank or any holder of the Revolving Credit Note in the exercise of any right, power or privilege granted under this Agreement or any other Loan Document, or available at law or in equity, shall impair any such right, power or privilege or be construed as a waiver of any Event of Default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege. No waiver shall be valid against the Bank unless made in writing and signed by the Bank, and then only to the extent expressly specified therein.

          SECTION 9.02. Notices. Unless otherwise provided herein, all notices, requests and other communications provided for hereunder shall be in writing (including telecopy or similar teletransmission or writing) and shall be given at the following addresses:

          (1)  If to the Bank: SunTrust Bank, Atlanta
                               25 Park Place/Center Code 127
                               Atlanta, Georgia   30303
                               Attention: Mr. Kevin S. MacDonald
                                   Assistant Vice President

                                   Telephone: (404) 588-8560
                                   Telecopy:  (404) 588-8833


          (2)  If to Borrower:     LXE Inc.
                                   660 Engineering Drive
                                   Norcross, Georgia  30092-9200
                                   Attention:  Treasurer
                                   Telephone:  (770) 263-9200
                                   Telecopy:   (770) 447-4397

Any such notice, request or other communication shall be effective (a) if given by mail, upon the earlier of receipt or the third Business Day after such communication is deposited in the United States mails, registered or certified, with first class postage prepaid, addressed as aforesaid, (b) if given by telecopy, upon receipt during regular business hours on a Business Day or if received at any other time, on the next succeeding Business Day, or (c) if given by any other means (including, without limitation, by air courier), when delivered at the address specified herein during regular business hours on a Business Day. The Borrower and the Bank may change its address for notice purposes by notice to the other parties in the manner provided herein.

          SECTION 9.03.  Survival of Representations and
Warranties. All representations and warranties contained herein or made by or furnished on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and all other Loan Documents.

          SECTION 9.04.  Descriptive Headings.  The descriptive
headings of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          SECTION 9.05. Severability. If any part of any provision contained in this Agreement or in any other Loan Document shall be invalid or unenforceable under applicable law, said part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of said provision or the remaining provisions.

          SECTION 9.06.  Time is of the Essence.  Time is of the
essence in interpreting and performing this Agreement and all other Loan Documents.

          SECTION 9.07.  Counterparts.  This Agreement may be
executed in any number of counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument.

          SECTION 9.08. Payment of Costs. The Borrower shall pay all costs, expenses, taxes and fees (i) incurred by the Bank in connection with the preparation, execution and delivery of this Agreement and all other Loan Documents including, without limitation, the reasonable costs and expenses of counsel (including in-house counsel) to the Bank, and any and all stamp, intangible or other taxes that may be payable or determined in the future to be payable in connection therewith; (ii) incurred by the Bank in connection with administration of the Advances and the Loan Documents in accordance with the provisions thereof which would not be considered in the ordinary course of business and the preparation, execution and delivery of any waiver, amendment or consent by the Bank relating to the Loan Documents, including, without limitation, the reasonable costs and expenses of counsel (including in-house counsel) for the Bank; and (iii) incurred by the Bank in enforcing the Loan Documents, including, without limitation, reasonable costs and expenses of counsel (including in-house counsel) for the Bank.

          SECTION 9.09. Successors and Assigns. This Agreement shall bind and inure to the benefit of the Borrower and the Bank, and their respective successors and assigns; provided, that the Borrower shall have no right to assign its rights or obligations hereunder to any Person. The Bank may assign its rights and delegate its obligations under this Agreement and the other Loan Documents and further may assign all or any part of its Commitment, any Advances under the Revolving Credit Note or the Revolving Credit Note or any other interest herein or in any other Loan Document. Any assignee shall have, to the extent of such assignment unless otherwise provided therein, the same rights, obligations and benefits as it would have if it were the Bank hereunder and under the other Loan Documents. The Bank may sell participations in the Commitment and/or any Advances under the Revolving Credit Note to other banks, financial institutions and qualified investors without the consent of the Borrower; provided, that no participant shall have any right to deal directly with the Borrower and no participant shall have any voting rights under this Agreement except with respect to any proposed increase in the Commitment, any extension of the Commitment Termination Date, any decrease in the interest rate margin or any release of any guarantor or any collateral.

          SECTION 9.10. Amendments; Consents. No amendment, modification, supplement, termination, or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, may in any event be effective unless in writing signed by the Bank, and then only in the specific instance and for the specific purpose given.

          SECTION 9.11. Set-Off. Upon the occurrence and during the continuation of an Event of Default, the Borrower authorizes the Bank or any other holder of the Revolving Credit Note, without notice or demand, to apply all deposits of the Borrower (general or special, time or demand, provisional or final) held by the Bank or such holder and any other Indebtedness due or to become due to the Borrower from the Bank or such holder in satisfaction of any of the liabilities or obligations of the Borrower under this Agreement or under any other Loan Document. The Bank or such holder shall promptly notify the Borrower of any set off hereunder.

          SECTION 9.12. Indemnity. The Borrower agrees to protect, indemnify and save harmless the Bank and its affiliates, shareholders, directors, officers, employees and agents, from and against any and all (i) claims, demands and causes of action of any nature whatsoever brought by any Person not a party to this Agreement and arising from or related or incident to this Agreement or any other Loan Document, (ii) costs and expenses incident to the defense of such claims, demands and causes of action, including, without limitation, reasonable attorneys' fees, and (iii) liabilities, judgments, settlements, penalties and assessments arising from such claims, demands and causes of action, except in each case such claims, costs and liabilities caused by the Bank's gross negligence or willful misconduct. The indemnity contained in this Section shall survive the termination of this Agreement.

          SECTION 9.13. Usury. It is the intent of the parties hereto not to violate any Federal or state law, rule or regulation pertaining either to usury or to the contracting for or charging or collecting of interest, and the Borrower and the Bank agree that, should any provision of this Agreement or the Revolving Credit Note, or any act performed hereunder or thereunder, violate any such law, rule or regulation, then the excess of interest contracted for or charged or collected over the maximum lawful rate of interest shall be applied to the outstanding principal Indebtedness due to the Bank by the Borrower under this Agreement and the Revolving Credit Note.
          SECTION 9.14.  Governing Law and Submission to
Jurisdiction.

     (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND UNDER THE REVOLVING CREDIT NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF GEORGIA (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) AND THE LAWS OF THE UNITED STATES.

     (b)  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS
AGREEMENT, THE REVOLVING CREDIT NOTE OR ANY OTHER LOAN DOCUMENT
MAY BE BROUGHT IN THE SUPERIOR COURT OF FULTON COUNTY, GEORGIA,
OR ANY OTHER COURT OF COMPETENT JURISDICTION IN THE STATE OF
GEORGIA OR OF THE UNITED STATES OF AMERICA FOR THE NORTHERN
DISTRICT OF GEORGIA, AND BY EXECUTION AND DELIVERY OF THIS
AGREEMENT, THE BORROWER HEREBY ACCEPTS FOR ITSELF AND IN
RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE BORROWER HEREBY IRREVOCABLY
WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON
CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF
ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

     (c)  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE TRIAL BY
JURY TO THE EXTENT PERMITTED BY APPLICABLE LAW.

     (d) Nothing herein shall affect the right of the Bank or any holder of the Revolving Credit Note to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

          SECTION 9.15. Construction. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party that itself or through its agents prepared the same, it being agreed that the Borrower and the Bank and their respective agents have participated equally in the preparation hereof.

          SECTION 9.16. Entire Agreement. This Agreement and the other Loan Documents executed and delivered contemporaneously herewith, together with the exhibits and schedules attached hereto and thereto, constitute the entire understanding of the parties with respect to the subject matter hereof, and any other prior or contemporaneous agreements, whether in writing or oral, with respect thereto including, without limitation, any loan commitment from the Bank to the Borrower, are expressly superseded hereby. The execution of this Agreement and the other Loan Documents by the Borrower was not based upon any facts or materials provided by the Bank, nor was the Borrower induced to execute this Agreement or any other Loan Document by any representation, statement or analysis made by the Bank.



          WITNESS the hand and seal of the parties hereto through their duly authorized officers, as of the date first above written.

                              LXE INC.


                              By          /s/
                              Name:  Don T. Scartz
                                     Title:  Treasurer


                              Attest     /s/
                              Name:  William S. Jacobs
                                     Title:  Secretary



                                    [CORPORATE SEAL]


                              SUNTRUST BANK, ATLANTA


                              By        /s/
                              Name: Kevin S. MacDonald
                              Title: Assistant Vice President




                                                  Schedule 4.05



                     Material Subsidiaries



               Jurisdiction        Amount of          %
Name         of Incorporation      Investment      Ownership

                                   - None -
                                                  Schedule 4.12

                           ERISA


1.   Electromagnetic Sciences, Inc. Retirement Program

2.   Electromagnetic Sciences, Inc. Retirement Income Plan
     (terminated December 15, 1993)



                                                  Schedule 4.19

                    Franchises, Licenses, etc.


License Agreement between LXE Inc. and Symbol Technologies, Inc., dated March 4, 1991, licensing LXE Inc. to use certain patented bar-code scanning technology in handheld computer terminals, requires royalty payments equal to 71/2% of the net sales value to LXE of terminals using such technology.




                                                  Schedule 7.01


                      Outstanding Liens


1.   Lien created under Deed to Secure Debt and Security
Agreement from LXE Inc. to Electromagnetic Sciences, Inc., dated
December 31, 1991, recorded in Deed Book 7015, Page 1, Gwinnett
County, Georgia.

2. Lien created under Deed to Secure Debt and Security Agreement dated August 1, 1981, by and between Electromagnetic Sciences, Inc., a Nevada Corporation (EMS Nevada), and Trust Company Bank (the Bank) in connection with the issuance of $2,100,000 Development Authority of Gwinnett County Bond (the Issuer), Series 1981, recorded in Deed Book 2283, Page 280, Gwinnett County, Georgia, and which was assigned to Electromagnetic Sciences, Inc. (EMS), a Georgia Corporation and successor of EMS Nevada, recorded in Deed Book 2283, Page 318, Gwinnett County, Georgia, and which was further assigned to LXE Inc. (LXE) under an Assignment and Assumption Agreement date December 31, 1991 by and between EMS, LXE, the Issuer, and the Bank and recorded in Deed Book 7014, Page 233, Gwinnett County, Georgia.





                            EXHIBIT A

                     REVOLVING CREDIT NOTE


December 15, 1995                              $10,000,000.00
                                              Atlanta, Georgia

          FOR VALUE RECEIVED, the undersigned, LXE INC., a Georgia corporation (the "Borrower"), promises to pay to the order of SUNTRUST BANK, ATLANTA, a Georgia banking corporation (the "Bank"), at the principal office of the Bank at One Park Place, Atlanta, Georgia 30303 or at such other place as the holder hereof may designate, in immediately available funds in lawful money of the United States, the principal sum of (i)TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) or (ii) so much as shall have been advanced hereunder as LIBOR Advances and Base Rate Advances and remaining outstanding as shown on the records of the Bank, plus all accrued and unpaid interest hereon as set forth in that certain Revolving Credit Agreement dated as of even date herewith between the Borrower and the Bank (as the same may hereafter be amended, modified, extended or supplemented from time to time, the "Agreement"). Interest shall accrue from the date hereof up to and through the date on which all principal and interest hereunder is paid in full, shall be computed on the basis of actual days elapsed in a 360-day year, and shall be calculated on the outstanding principal balance hereunder at the interest rates specified in Section 2.02 of the Agreement.

          Principal and interest hereunder shall be paid on the dates specified in the Agreement and shall be due and payable in full on the Commitment Termination Date. Any principal amount and, to the extent permitted by law, interest due under this Note that is not paid on the due date therefor whether on the maturity date, or resulting from the acceleration of maturity upon the occurrence of an Event of Default, shall bear interest from the date due until payment in full at the default rate specified in
Section 2.16 of the Agreement.

          This Note evidences the Advances made pursuant to the terms and conditions of the Agreement, to which Agreement reference is hereby made for a full and complete description of such terms and conditions, including, without limitation, provisions for the acceleration of the maturity hereof upon the existence or occurrence of certain conditions or events, and the terms of any permitted prepayments hereof. All capitalized terms used in this Note shall have the same meanings as set forth in the Agreement.

          Upon the occurrence and during the continuance of any Event of Default, the principal and all accrued interest hereof shall automatically become, or may be declared, due and payable in the manner and with the effect provided in the Agreement.

          The payment of any indebtedness evidenced by this Note shall not affect the enforceability of this Note as to any future, different or other indebtedness evidenced hereby. In the event the indebtedness evidenced by this Note is collected by legal action or through an attorney-at-law, or in bankruptcy or other judicial proceedings, the Bank shall be entitled to recover from the Borrower all costs of collection, including, without limitation, reasonable attorneys' fees actually incurred.

          FAILURE OR FORBEARANCE OF THE BANK TO EXERCISE ANY RIGHT HEREUNDER, OR OTHERWISE GRANTED BY THE AGREEMENT OR BY LAW, SHALL NOT AFFECT OR RELEASE THE LIABILITY OF THE BORROWER HEREUNDER AND SHALL NOT CONSTITUTE A WAIVER OF SUCH RIGHT UNLESS SO STATED BY THE BANK IN WRITING.

          DEMAND, PRESENTMENT FOR PAYMENT, NOTICE OF DISHONOR AND
PROTEST ARE HEREBY WAIVED.

          TIME IS OF THE ESSENCE HEREUNDER.

          THIS NOTE SHALL BE DEEMED TO BE MADE UNDER, AND SHALL
BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY, THE LAWS  OF
THE STATE OF GEORGIA (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF) AND THE LAWS OF THE UNITED STATES.

          EXECUTED AND DELIVERED under seal of the Borrower by its duly authorized officers as of the day and year first above written.


                                   LXE INC.


                                   By      /s/
                                    Name:  Don T. Scartz
                                    Title:  Treasurer


                                   Attest /s/
                                    Name:  William S. Jacobs
                                    Title:  Secretary


                                   [CORPORATE SEAL]





                            EXHIBIT C

                       SUBSIDIARY GUARANTY


          THIS SUBSIDIARY GUARANTY, dated as of         ,
1995, of [    ], a [    ] corporation (the "Guarantor"), and each
Subsidiary Guarantor which executes and delivers an Additional Subsidiary Guarantor Supplement pursuant to Section 7.04(b) of the Credit Agreement (as hereinafter defined) (the "Additional Guarantors"; and together with the Guarantor, the "Guarantors"), in favor of SUNTRUST BANK, ATLANTA f/k/a Trust Company Bank, a Georgia banking corporation ("Bank").

                     W I T N E S S E T H:

          WHEREAS, Bank has entered into a $10,000,000 Revolving
Credit Agreement dated as of December    , 1995 (the "Credit
Agreement") between LXE Inc. ("Borrower") and Bank, to provide a revolving credit facility to finance working capital, the purchase of its own stock to retire or hold as "treasury stock", acquisitions and other general corporate purposes of Borrower and the Guarantors;

          WHEREAS, the Guarantors and Borrower are members of the same consolidated group of companies and are engaged in similar or related businesses, and the Guarantors will receive direct and indirect economic benefits from the Advances under the Commitment pursuant to the Credit Agreement;

          WHEREAS, Bank has required that, as a condition to entering into the Credit Agreement and making Advances thereunder, the Guarantors shall have executed and delivered this Guaranty;

          NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, and to induce Bank to provide the Advances under the Commitment, it is agreed as follows:

          1. DEFINITIONS. Capitalized terms used herein shall have the meanings assigned to them in the Loan Agreement, unless the context otherwise requires or unless otherwise defined herein.

          References to this "Guaranty" shall mean this Guaranty, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to this Guaranty as the same may be in effect at the time such reference becomes operative.

          2. THE GUARANTY. The guaranty of the Guarantors hereunder is as follows:

          2.01.     Guaranty of Obligations of Borrower.  (a)
Each of the Guarantors hereby jointly and severally fully and unconditionally guarantees to Bank, and its successors, endorsees, transferees and assigns, the prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of all present and future obligations of Borrower under the Credit Agreement and any other Loan Document (including without limitation all principal and accrued interest on the Advances and the Commitment Fee), whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or non-contingent, including obligations of performance as well as payment and including to the extent permitted by the Bankruptcy Code, interest that accrues after the commencement of any proceeding against Borrower under the Bankruptcy Code or other debtor relief laws (the "Obligations"); provided, that the maximum liability of each Guarantor herein as of any date shall in no event exceed the Maximum Guaranty Liability (as hereinafter defined) of such Guarantor as of such date. It is the intention of the parties hereto that in no event shall any Guarantor's obligations under this Guaranty constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction. Therefore, in the event that this Guaranty would, but for the preceding sentence, constitute or result in such violation, then the liability of a Guarantor under this Guaranty shall be reduced to the maximum amount permissible under the applicable fraudulent conveyance or similar laws. Any and all payments by the Guarantors hereunder shall be made free and clear of and without deduction for any set-off or counterclaim.

          (b) "Maximum Guaranty Liability" of a Guarantor as of any date shall mean the greater of the following amounts as of such date: (i) the sum of the following amounts as of such date:
(A) the outstanding amount of all loans, advances, capital contributions or other investments made by Borrower to or in such Guarantor with the proceeds of Advances under the Loan Agreement (such proceeds being referred to herein as "Senior Financing Proceeds"), plus (without duplication ) (B) the fair market value of all property acquired with Senior Financing Proceeds transferred to such Guarantor, plus (C) with respect to each transfer of Senior Financing Proceeds referred to in the foregoing clauses (A) and (B), an amount equal to the amount of interest under the Loan Agreement allocable to such Senior Financing Proceeds until the same is repaid to Borrower; and (ii) the greatest of the Fair Value Net Worth (as hereinafter defined) of such Guarantor as of the Closing Date, each fiscal quarter-end of such person thereafter occurring on or prior to any date of determination of the Maximum Guaranty Liability, the date on which enforcement of this Guaranty is sought, and the date on which a case under the Bankruptcy Code is commenced with respect to Borrower or such Guarantor. "Fair Value Net Worth" of a Guarantor as of any date shall mean (i) the fair value or fair saleable value (as the case may be, determined in accordance with the Bankruptcy Code and applicable state laws affecting creditors' rights and governing determinations of insolvency of debtors (collectively, "Insolvency Laws")) of such Guarantor's assets as of such date, minus (ii) the amount of all liabilities of such Guarantor (determined in accordance with the Insolvency
Laws) as of such date, excluding this Guaranty and (y) liabilities under the Loan Agreement effectively assumed by such Guarantor by hypothecation of such Guarantor's assets, minus
(iii) $1.00.

          (c) Each Guarantor agrees that the Obligations may at any time and from time to time exceed the Maximum Guaranty Liability of such Guarantor, and may exceed the aggregate Maximum Guaranty Liability of all Guarantors, without impairing this Guaranty or affecting the rights and remedies of Bank hereunder.

          2.02.     Guaranty Absolute.  The Guarantors agree that
this Guaranty is a guaranty of payment and performance and not of collection, and that their obligations under this Guaranty shall be primary, absolute and unconditional, joint and several,
irrespective of, and unaffected by:

               (a)  the genuineness, validity, regularity,
enforceability or any future amendment of, or change in this Guaranty, any other Loan Document or any other agreement, document or instrument to which Borrower and/or the Guarantors is or are or may become a party;

               (b) the absence of any action to enforce this Guaranty or any other Loan Document or the waiver or consent by Bank with respect to any of the provisions thereof;

               (c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Bank in respect thereof (including, without limitation, the release of any such security); or

               (d) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor;

it being agreed by each of the Guarantors that its obligations under this Guaranty shall not be discharged until the payment and performance, in full, of the Obligations. Each of the Guarantors shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations. Each of the Guarantors expressly waives all rights it may now or in the future have under any statute, or at common law, or at law or in equity, or otherwise, to compel Bank to proceed in respect of the Obligations against Borrower or any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, any of the Guarantors. Each of the Guarantors further expressly waives and agrees not to assert or take advantage of any defense based upon the failure of Bank to commence an action in respect of the Obligations against Borrower or any other party or any security for the payment and performance of the Obligations, including, without limitation, the provisions of O.C.G.A. Subsection 10-7-24. Each of the Guarantors agrees that any notice or directive given at any time to Bank which is inconsistent with the waivers in the preceding two sentences shall be null and void and may be ignored by Bank, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless Bank has specifically agreed otherwise in writing. It is agreed between each of the Guarantors and Bank that the foregoing waivers are of the essence of the transaction contemplated by the Loan Documents and that, but for this Guaranty and such waivers, Bank would decline to make the Advances under the Loan Agreement.

          Notwithstanding any of the foregoing, and in addition thereto, and in no manner composing any limitation thereon, each of the Guarantors expressly understands and agrees that, if the then outstanding principal amount of the Obligations (together with accrued interest thereon) is declared to be immediately due and payable, then the Guarantors shall, on a joint and several basis, upon demand in writing from Bank, pay to Bank or any other holder of the Revolving Credit Note, the entire outstanding Obligations due and owing to Bank or such holder.

          2.03. Enforcement of Guaranty. In no event shall Bank have any obligation (although it is entitled, at its option) to proceed against Borrower or any other person or any real or personal property pledged to secure the Obligations before proceeding against the Guarantors or any of them and may proceed, prior or subsequent to, or simultaneously with, the enforcement of Bank's rights hereunder, to exercise any right or remedy which it may have against the property, real or personal, as a result of any Lien it may have as security for all or any portion of the Obligations.

          2.04. Waivers. In addition to the waivers contained in Section 2.01 hereof, each of the Guarantors waives, and agrees that it shall not at any time insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshalling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by the Guarantors of their obligations under, or the enforcement by Bank of, this Guaranty. Each of the Guarantors further hereby waives diligence, presentment, notice and demand (whether for non-payment or protest or of acceptance, maturity, extension of time, change in nature or form of the Obligations, acceptance of further security, release of further security, composition or agreement arrived at as to the amount of, or the terms of, the Obligations, notice of adverse change in Borrower's financial condition or any other fact which might materially increase the risk to such Guarantor) with respect to any of the Obligations or all other demands whatsoever and waives the benefit of all provisions of law which are or might be in conflict with the terms of this Guaranty. Each of the Guarantors represents, warrants and agrees that, as of the date of this Guaranty, its obligations under this Guaranty are not subject to any offset or defense against Bank or Borrower of any kind. Each of the Guarantors further agrees that its obligations under this Guaranty shall not be subject to any counterclaims, offsets or defenses against Bank or Borrower of any kind which may arise in the future.

          2.05. Benefits of Guaranty. The provisions of this Guaranty are for the benefit of Bank and its respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between Borrower and Bank, the obligations of Borrower under the Loan Documents. In the event all or any part of the Obligations are transferred, endorsed or assigned by Bank to any Person, any reference to "Bank" herein shall be deemed to refer equally to such Person.

          2.06. Modification of Obligations, etc. If Bank or any other Person shall at any time or from time to time, with or without the consent of, or notice to, the Guarantors or any of them:

               (a) change or extend the manner, place or terms of payment of, or renew or alter all or any portion of, the Obligations;

               (b) take any action under or in respect of the Loan Documents in the exercise of any remedy, power or privilege contained therein or available to it at law, equity or otherwise, or waive or refrain from exercising any such remedies, powers or privileges;

               (c) amend or modify, in any manner whatsoever, the Loan Documents;
               (d)  extend or waive the time for any of
Guarantors', Borrower's or other Person's performance of, or compliance with, any term, covenant or agreement on its part to be performed or observed under the Loan Documents, or waive such performance or compliance or consent to a failure of, or departure from, such performance or compliance;

               (e) take and hold security or collateral for the payment of the Obligations guaranteed hereby or sell, exchange, release, dispose of, or otherwise deal with, any property pledged, mortgaged or conveyed, or in which Bank has been granted a Lien, to secure any indebtedness of the Guarantors or Borrower to Bank;

               (f)  release any Person (including another
Guarantor) which may be liable in any manner for the payment of any amounts owed by the Guarantors or Borrower to Bank;

               (g)  modify or terminate the terms of any
intercreditor or subordination agreement pursuant to which claims of other creditors of the Guarantors or Borrower are subordinated to the claims of Bank; and/or

               (h) apply any sums by whomever paid or however realized to any amounts owing by the Guarantors or Borrower to Bank in such manner as Bank shall determine in its discretion;

then Bank shall not incur any liability to the Guarantors pursuant hereto as a result thereof, and no such action shall impair or release the obligations of the Guarantors or any of them under this Guaranty.

          2.07. Reinstatement. This Guaranty shall remain in full force and effect and continue to be effective in the event any petition be filed by or against Borrower or any Guarantor for liquidation or reorganization, in the event Borrower or any such Guarantor becomes insolvent or makes an assignment for the benefit of creditors or in the event a receiver or trustee be appointed for all or any significant part of assets of Borrower or any such Guarantor, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by Bank, whether as a "voidable preference", "fraudulent conveyance", or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

          2.08. Election of Remedies, etc. Any election of remedies which results in the denial or impairment of the right of Bank to seek a deficiency judgment against Borrower shall not impair each Guarantor's obligation to pay the full amount of the Obligations. In the event Bank shall bid at any foreclosure or trustee's sale or at any private sale permitted by law or the Loan Documents, Bank may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Bank but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Bank or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Guaranty, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Bank might otherwise been entitled but for such bidding at any such sale.

          2.09. Continuing Guaranty. The Guarantors agree that this Guaranty is a continuing guaranty and shall remain in full force and effect until the payment and performance in full of the Obligations.

          3. DELIVERIES. In a form satisfactory to Bank, the Guarantors shall deliver to Bank such of the Loan Documents and other instruments, certificates and documents as are required to be delivered by the Guarantors to Bank under the Loan Agreement.

          4. REPRESENTATIONS AND WARRANTIES. To induce Bank to make the Advances under the Revolving Credit Note and the Loan
Agreement, each Guarantor hereby reaffirms each representation and warranty in the Loan Agreement applicable to it.

          5. PERMITTED ASSIGNMENT BY BANK. Bank may freely assign its rights and delegate its duties under this Guaranty to the extent permitted under the Loan Agreement, but no such assignment or delegation shall increase or diminish any Guarantor's obligations hereunder.

          6. FURTHER ASSURANCES. Each Guarantor agrees, upon the written request of Bank, to execute and deliver to Bank, from time to time, any additional instruments or documents reasonably considered necessary by Bank to cause this Guaranty to be, become or remain valid and effective in accordance with its terms.

          7.   MISCELLANEOUS.

          7.01. Entire Agreement; Amendments. This Guaranty constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements relating to a guaranty of the Obligations and may not be amended or supplemented except by a writing signed by the Guarantors and Bank.

          7.02. Severability. In the event that any one or more of the provisions contained in this Guaranty shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision or provisions in every other respect and the remaining provisions of this Guaranty shall not be in any way impaired.

          7.03. Notices. Whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any such communication with respect to this Guaranty, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be delivered in accordance with Section 9.02 of the Loan Agreement, addressed as follows:

          (a)  If to Bank:

               SunTrust Bank, Atlanta
               25 Park Place/Mail Code 127
               Atlanta, Georgia   30303
               Attention:     Kevin S. MacDonald
                              Assistant Vice President

               Telephone:     (404) 588-8560
               Telecopy:      (404) 588-8833

          (b)  If to Guarantors:

               c/o LXE, Inc.
               660 Engineering Drive
               Norcross, Georgia  30092-9200

               Attention:  Treasurer
               Telephone:  (770) 263-9200
               Telecopy:   (770) 447-4397

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.

          7.04. Binding Effect. This Guaranty shall bind each Guarantor and shall inure to the benefit of Bank and its successors and assigns. The Guarantors may not assign this Guaranty.

          7.05. Non-Waiver. The failure of Bank to enforce any right or remedy hereunder, or promptly to enforce any such right or remedy hereunder, or promptly to enforce any such right or remedy, shall not constitute a waiver thereof, nor give rise to any estoppel against Bank, nor excuse the Guarantors or any of them from their obligations hereunder.

          7.06.     Governing Law and Submission to Jurisdiction.

          (a) THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF GEORGIA (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) AND THE LAWS OF THE UNITED STATES.

          (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY MAY BE BROUGHT IN THE SUPERIOR COURT OF FULTON COUNTY, GEORGIA, OR ANY OTHER COURT OF COMPETENT JURISDICTION IN THE STATE OF GEORGIA OR OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF GEORGIA, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY, EACH
GUARANTOR HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE GUARANTORS HEREBY IRREVOCABLY WAIVE TRIAL BY JURY TO THE EXTENT PERMITTED BY APPLICABLE LAW, AND THE GUARANTORS HEREBY IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

          7.07. Expenses. The Guarantors, jointly and severally, agree that, with or without notice or demand, they will reimburse Bank for all costs and expenses (including reasonable attorney's fees) incurred by Bank in connection with the Obligations of Borrower to Bank under the Loan Agreement or any of the Loan Documents and all costs and expenses (including reasonable attorney's fees) incurred by Bank in connection with the enforcement of this Guaranty.

          7.08. Counterparts. This Guaranty may be executed in any number of counterparts which shall individually and collectively constitute one agreement.

           IN WITNESS WHEREOF, the Guarantors have executed and delivered this Guaranty under seal through their duly authorized officers as of the date first above written.

                              "GUARANTORS"

                              [        ].


                              By
                                   Name:
                                   Title:

                              Attest
                                   Name:
                                   Title:

                                    [CORPORATE SEAL]


                                  EXHIBIT D

            ADDITIONAL SUBSIDIARY GUARANTOR SUPPLEMENT

SunTrust Bank, Atlanta
25 Park Place, Mail Code 127
Atlanta, Georgia  30303

Attention:     Mr. Kevin S. MacDonald
               Assistant Vice President

Dear Sirs:

     Reference is made to the Revolving Credit Agreement dated as of December 15, 1995 between LXE, Inc. (the "Borrower") and SunTrust Bank, Atlanta (the "Agreement"). Terms not defined herein which are defined in the Agreement shall have for the purposes hereof the meaning provided therein.

     The undersigned, [name of Subsidiary Guarantor], a [jurisdiction of incorporation] corporation, hereby elects to become an "Additional Guarantor" under the Subsidiary Guaranty and to become a "Subsidiary Guarantor" for all purposes under the Agreement, effective from the date hereof. The undersigned confirms that the representations and warranties set forth in
Article IV of the Agreement applicable to it as a Material Subsidiary of the Borrower and/or a Subsidiary Guarantor are true and correct as to the undersigned as of the date hereof.

     Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all of the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Subsidiary Guaranty to the same extent and with the same force and effect as if the undersigned were a signatory party thereto. [additional language applicable to non wholly-owned Material Subsidiary: ;provided, that the guaranty of the undersigned Subsidiary Guarantor shall be limited to the amount of the Investment of the Borrower in the undersigned Subsidiary Guarantor as of the date on which the Subsidiary Guaranty shall be enforced by the Bank.]

      This Agreement shall be construed in accordance with and governed by the internal laws of the State of Georgia and the laws of the United States.

                                   Very truly yours,

                                   [NAME OF SUBSIDIARY GUARANTOR]


                                   By
                                    Name:
                                    Title:


Dated: